Exhibit 99.1

Paysign, Inc. Reports Third Quarter 2022 Financial Results

•	Third quarter total revenues of $10.6 million, an increase of $2.8 million (36.4%) from third quarter 2021

•	Third quarter net income of $0.85 million, or diluted earnings per share of $0.02

•	Third quarter Adjusted EBITDA of $1.9 million, or diluted Adjusted EBITDA per share of $0.04 (Adjusted EBITDA is a non-GAAP metric used by management to gauge the operating performance of the business – See reconciliation of Net Income to Adjusted EBITDA at the end of the press release)

•	Added 13 plasma donation centers during the third quarter, bringing the year-to-date total additions to 84

•	Third quarter gross dollar load volume up 57.6% versus the year-ago period and up 23.1% versus the previous quarter

•	Third quarter purchase volume was up 58.6% versus the year-ago period and up 22.9% versus the previous quarter

HENDERSON, Nev. – November 8, 2022 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the third quarter of 2022.

“We are very pleased with our third quarter performance as Paysign delivered impressive revenue growth and returned to profitability,” said Mark Newcomer, Paysign CEO. “Our top and bottom line growth trajectory continued in the third quarter, and gross margins increased to 54%. In addition to organic growth in our mature plasma centers, we benefited from a full quarter of revenue from the 49 plasma donation centers we onboarded late in the second quarter. Also, activity at our border locations started to ramp up late in the third quarter as the preliminary injunction handed down from the United States District Court on September 16, 2022, once again allowing individuals with tourist visas to donate plasma, went into effect. We continue to diversify our revenue stream with recent contract wins to provide payroll, general purpose reloadable and gift card solutions. We continue to see increased interest in our patient affordability solutions and remain confident that they will contribute meaningful growth in the future. Our pipeline across all product lines remains robust and we are confident that we have a solid foundation to continue to deliver short and long-term growth to help create shareholder value.”

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s third quarter 2022 results versus the year-ago period:

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•	Revenues increased by $2.8 million (36%) versus the year-ago period. The impact of the following factors drove the change:
o	Plasma revenue increased by $2.8 million (40%) primarily due to an increase in the number of plasma donations and dollars loaded onto cards. The average monthly revenue per plasma center increased 13% to $7,384 versus $6,542 during the same period a year ago. We added 13 new plasma centers during the quarter, exiting the quarter with 450 centers compared to 359 centers at the end of Q3 2021.
o	Pharma revenue increased by $33 thousand (5%), primarily driven by the addition of eight new pharma copay programs since September 30, 2021, offset by the conclusion of four pharma prepaid programs during the same period. We recognized a nominal amount of settlement income during Q3 2022 and Q3 2021 related to the conclusion of the pharma prepaid programs.
•	Cost of revenues increased by $1.0 million (28%). Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production, postage costs, customer service, program management, application integration setup and sales and commission expense. The increase during the quarter was primarily due to an increase in variable transaction costs directly attributable to increased plasma activity.
•	Gross profit increased by $1.8 million (45%) primarily due to increased plasma revenue. Our gross profit margin improved to 54%.
•	Selling, general and administrative expenses increased by $769 thousand (21%) compared to the same period in the prior year and consisted primarily of (i) an increase in compensation and benefits of $540 thousand due to continued hiring to support the company’s growth, a tight labor market and increased personnel insurance costs and (ii) an increase in technologies and telecom expense of $225 thousand.
•	Depreciation and amortization increased by $111 thousand due to the continued capitalization of new software and equipment and enhancements to our platform.
•	Other income increased by $259 thousand related to an increase in interest income resulting from higher restricted cash balances and rising interest rates and lower interest expense related to the financing of insurance premiums.
•	We recorded an income tax provision of $36 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation and a pretax loss in the previous year period. We did not record an income tax provision for the same period last year. The effective tax rate was 4.1% and zero for the quarters ended September 30, 2022, and 2021, respectively.
•	Net income of $852 thousand increased $1.1 million compared to a net loss of $271 thousand during the prior year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $1.0 million to $1.4 million due to the factors above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges and is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $973 thousand to $1.9 million due to the factors mentioned above.

Q3 2022 Milestones

•	As of September 30, 2022, we had approximately 5.0 million cardholders and 532 card programs.
•	Year-over-year revenue increased 36%.
•	Added 13 plasma donation centers and launched two new pharma copay programs.
•	Launched our first payroll processing customer.
•	Won a competitive request for proposal (RFP) to provide general purpose reloadable and gift cards for a nationwide membership organization spanning over 440 locations.
•	Restricted cash balances increased 45% from December 31, 2021, to $89.1 million, primarily due to increased funds on cards and growth in customer programs.

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Balance Sheet on September 30, 2022

Unrestricted cash increased $595 thousand to $8.0 million from December 31, 2021, due primarily to the improvement in our operating results and increases in accounts payable, offset by increases in accounts receivable, other receivables and increased prepaid expenses. The increases in accounts payable and accounts receivable are primarily related to our pharma business while the increase in prepaid expenses is primarily related to the purchase of software to support technology investments and card inventory necessary to support the launch of new card programs. Restricted cash of $89.1 million are funds used for customer card funding with a corresponding offset under current liabilities. The increase in the third quarter of 2022 versus the end of 2021 was primarily related to increased funds on cards, increased plasma deposits and new plasma and pharma copay customers, offset by declines from pharma prepaid customers whose contracts ended at the end of the prior year. We believe that our unrestricted cash on hand at September 30, 2022, of $8.0 million, along with forecast revenues and operating profits anticipated for the remainder of 2022 and 2023, will be sufficient to sustain our operations for the next twelve months.

2022 Outlook

“Our plasma business continues to rebound from the negative impact experienced from COVID-19. With the continued addition of new plasma centers, the preliminary injunction handed down from the United States District Court on September 16, 2022, preventing the United States Customs and Border Protection from continuing to enforce its ban on plasma donations by Mexican nationals, and inflationary pressures driving individuals back into plasma donation centers, we expect this positive trend to continue. Additionally, we are encouraged by the growth opportunities in our pharma business as we continue to launch new programs and build a significant pipeline of new business well into 2023. We continue to post year-over-year improvements in our operating results and expect that trend to continue as we close out 2022 and move into 2023. We expect our balance sheet to continue to improve as a result of our operating improvements,” said Jeff Baker, Paysign CFO.

“With the growth in the business we experienced in the third quarter and our expectations for continued growth in the fourth quarter, we expect total revenue for 2022 to be $38.15 million to $38.35 million, representing growth of 29-30% over 2021. Plasma is estimated to make up over 90% of total revenue for 2022. These expectations account for one of our plasma customers consolidating and closing 13 of their centers and two pharma prepaid programs ending in mid-November. We expect to end the year with over 445 plasma centers and over 20 active pharma prepaid programs. Full-year gross profit margins are expected to be approximately 56.0%, with operating expenses expected to be between $21.00 million and $21.25 million as we continue to invest in people and technology and experience higher costs in insurance, travel and entertainment and other inflationary pressures. Within total operating expenses, depreciation and amortization is expected to be approximately $2.91 million while stock-based compensation is expected to be approximately $2.28 million. Adjusted EBITDA is expected to be $5.50 million to $5.60 million,” Baker concluded.

COVID-19 Update

The coronavirus (“COVID-19”) pandemic, which started in late 2019 and reached the United States in early 2020, continues to significantly impact the economy of the United States and the rest of the world. While the direct disruption appears to have abated due to the availability of vaccines and other factors, the ultimate duration and severity of the pandemic remain uncertain, particularly given the development of new variants that continue to spread, and the economic repercussions are still manifesting themselves. The COVID-19 outbreak caused plasma center closures, and the stimulus packages signed into law during 2020 and 2021 reduced the incentive for individuals to donate plasma for supplementary income. Additionally, labor shortages at plasma donation centers and restrictions preventing Mexican nationals with tourist visas from being compensated for donating plasma, have further impacted donations. Those developments have had an adverse impact on the company’s historical result of operations. On September 16, 2022, the United States District Court issued a preliminary injunction preventing the United States Customs and Border Protection from continuing to enforce its ban on plasma donations by Mexican nationals. Since then, we have seen an increase in donation activity from Mexican nationals, primarily in our plasma donation centers along the U.S.-Mexico border. Additionally, inflationary pressures for food, gasoline, rent and other products and services appear to be driving individuals back into the plasma donation centers based upon the increase we experienced in the number of loads per average donation center in the third quarter of 2022 as compared to all preceding quarters in 2022 and 2021. While we remain cautiously optimistic and have seen improvements in donation activity and our operating results on an aggregated basis, we cannot foresee what potential issues may impact our operating results as new COVID-19 variants continue to evolve. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants and around the imposition or relaxation of protective measures, management cannot at this time estimate with reasonable accuracy COVID-19’s further impact on the company’s results of operations, cash flows or financial condition.

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Third Quarter 2022 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its third quarter 2022 results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A call replay will be available until February 08, 2023, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13733501.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, that our unrestricted cash, anticipated revenues and operating profits will be sufficient to sustain operations for the next 12 months; that the expected total revenue, gross profit margins, operating expenses, depreciation and amortization, stock-based compensation, Adjusted EBITDA, plasma revenues and pharma revenues for 2022 meet our expectations; that the company will continue to post year-over-year operating improvements; that the company’s growth prospects in plasma, pharma and other prepaid business materialize; and that the company will continue to be affected by COVID-19. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2021. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers, and government institutions. Incorporated in 1995 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. By using Paysign solutions, clients enjoy lower administrative costs, streamlined operations, increased revenues, accelerated product adoption and improved customer, employee and partner loyalty.

Built on the foundation of a robust and reliable payments platform, Paysign’s end-to-end technologies securely enable a wide range of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting, and customer care. The modern cross-platform architecture is highly flexible, scalable, and customizable, which delivers cost benefits and revenue-building opportunities to clients and partners.

As a full-service program manager, Paysign manages all aspects of the prepaid card lifecycle, from card design and bank approvals, production, packaging, distribution, and personalization, to inventory and security controls, renewals, lost and stolen cards, and card replacement. The company’s in-house, bilingual customer care is available 24/7/365 through live agents, interactive voice response (IVR), and two-way SMS alerts.

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For over 20 years, major pharmaceutical and healthcare companies and multinational enterprises have relied on Paysign to provide full-service programs tailored to their unique requirements. The company has designed and launched prepaid card programs for corporate rewards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments, and copay assistance.

Paysign’s expanded product offerings include additional corporate incentive products and demand deposit accounts accessible with a debit card. The product roadmap includes expanded offerings into new prepaid card categories, including payroll, travel, and expense reimbursement. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 702.749.7257 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Plasma industry	$9,829,811	$7,035,546	$25,030,376	$18,366,010
Pharma industry	693,353	660,331	2,273,232	2,184,198
Other	73,264	71,312	112,235	147,699
Total revenues	10,596,428	7,767,189	27,415,843	20,697,907

Cost of revenues	4,847,780	3,797,919	11,971,135	10,744,264

Gross profit	5,748,648	3,969,270	15,444,708	9,953,643

Operating expenses
Selling, general and administrative	4,386,757	3,618,071	13,283,645	10,957,619
Depreciation and amortization	738,883	628,324	2,131,234	1,838,354
Total operating expenses	5,125,640	4,246,395	15,414,879	12,795,973

Income (loss) from operations	623,008	(277,125)	29,829	(2,842,330)

Other income
Interest income, net	265,284	6,119	349,847	18,230

Income (loss) before income tax provision	888,292	(271,006)	379,676	(2,824,100)
Income tax provision	36,183	–	64,996	2,400

Net income (loss)	$852,109	$(271,006)	$314,680	$(2,826,500)

Net income (loss) per share
Basic	$0.02	$(0.01)	$0.01	$(0.06)
Diluted	$0.02	$(0.01)	$0.01	$(0.06)

Weighted average common shares
Basic	52,142,225	51,154,725	51,968,496	50,754,652
Diluted	53,365,025	51,154,725	52,676,707	50,754,652

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$7,981,953	$7,387,156
Restricted cash	89,059,415	61,283,914
Accounts receivable	4,032,985	3,393,940
Other receivables	1,439,251	1,019,218
Prepaid expenses and other current assets	1,954,152	1,242,967
Total current assets	104,467,756	74,327,195

Fixed assets, net	1,334,661	1,642,981
Intangible assets, net	4,848,057	4,086,962
Operating lease right-of-use asset	3,711,462	3,993,655

Total assets	$114,361,936	$84,050,793

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$6,615,836	$5,765,478
Operating lease liability, current portion	356,041	340,412
Customer card funding	89,059,415	61,283,914
Total current liabilities	96,031,292	67,389,804

Operating lease liability, long term portion	3,404,167	3,673,186

Total liabilities	99,435,459	71,062,990

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 52,461,382 and 52,095,382 issued at September 30, 2022 and December 31, 2021, respectively	52,461	52,095
Additional paid-in-capital	18,483,747	16,860,119
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(3,459,731)	(3,774,411)
Total stockholders' equity	14,926,477	12,987,803

Total liabilities and stockholders' equity	$114,361,936	$84,050,793

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$852,109	$(271,006)	$314,680	$(2,826,500)
Income tax provision	36,183	–	64,996	2,400
Interest income, net	(265,284)	(6,119)	(349,847)	(18,230)
Depreciation and amortization	738,883	628,324	2,131,234	1,838,354
EBITDA	1,361,891	351,199	2,161,063	(1,003,976)
Stock-based compensation	566,205	603,591	1,623,994	1,780,726
Adjusted EBITDA	$1,928,096	$954,790	$3,785,057	$776,750

Adjusted EBITDA per share
Basic	$0.04	$0.02	$0.07	$0.02
Diluted	$0.04	$0.02	$0.07	$0.01

Weighted average common shares
Basic	52,142,225	51,154,725	51,968,496	50,754,652
Diluted	53,365,025	52,459,318	52,676,707	52,597,904

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